Exhibit 5.1

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000 | Fax: 404-881-7777

September 18, 2023

Mohawk Industries, Inc.

160 South Industrial Boulevard

Calhoun, GA 30701

Re:	Mohawk Industries, Inc. – Public Offering of 5.850% Senior Notes Due 2028

Ladies and Gentlemen:

We have acted as counsel to Mohawk Industries, Inc., a Delaware corporation (the “Company”), in connection with the sale by the Company of $600,000,000 aggregate principal amount of 5.850% Senior Notes due 2028 (the “Notes”). The Notes are to be issued under the Indenture dated as of January 31, 2013 (the “Base Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture dated as of September 18, 2023 between the Company and the Trustee (the “Fourth Supplemental Indenture,” and together with the Base Indenture, the “Indenture”). The Company is selling the Notes to BofA Securities, Inc., J.P. Morgan Securities LLC, and Mizuho Securities USA LLC (the “Underwriters”) for resale to the public pursuant to the Underwriting Agreement dated September 11, 2023 (the “Underwriting Agreement”) by and among the Company and the Underwriters. The Indenture, the Underwriting Agreement and the global certificate representing the Notes are referred to herein collectively as the “Transaction Documents”.

We are furnishing the opinion set forth below pursuant to Items 1.01, 2.03 and 9.01 of Form 8-K and Item 601(b)(5) of Regulation S-K of the Securities and Exchange Commission (the “Commission”).

In such connection, we have examined the following documents:

(a)	a copy of the executed Indenture;

(b)	a copy of the executed Underwriting Agreement;

(c)	the global certificate evidencing the Notes in the form delivered by the Company to the Trustee for authentication and delivery;

(d)

a copy of the Restated Certificate of Incorporation, as amended, of the Company as in effect on June 2, 1998 and at all times through and including the date hereof, certified by R. David Patton as Secretary of the Company;

(e)

a copy of the Restated Bylaws of the Company as in effect on January 22, 2013, January 31, 2013, February 16, 2023, April 28, 2023, August 22, 2023, and September 11, 2023, certified by R. David Patton as Secretary of the Company;

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Mohawk Industries, Inc.

September 18, 2023

(f)	a copy of certain resolutions of the Board of Directors of the Company adopted as of January 22, 2013, February 16, 2023, and August 22, 2023, certified by R. David Patton as Secretary of the Company;

(g)	an Authentication and Delivery Order dated September 18, 2023 executed by Shailesh Bettadapur as Vice President and Treasurer of the Company;

(h)

a copy of a certificate dated September 1, 2023 from the Secretary of State of Delaware and a bring-down verification thereof dated September 15, 2023 with respect to the Company’s existence and good standing in the State of Delaware; and

(i)	the documents delivered at the closing of the transactions contemplated by the Underwriting Agreement.

We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to factual matters relevant to this opinion letter that we did not independently establish or verify, we have relied conclusively upon the representations and warranties of the parties to the Transaction Documents and other certificates of the Company and of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

For purposes of this opinion letter, we have assumed: (i) the genuineness of the signatures on all documents reviewed by us; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as certified, conformed, photostatic, electronic or telefacsimile copies; (iv) the legal capacity of all natural persons executing the Transaction Documents; and (v) the due authorization, execution, and delivery of and the validity and binding effect of each of the Transaction Documents with regard to the parties to the Transaction Documents other than the Company.

“Applicable Law” means the General Corporation Law of the State of Delaware and the laws of the State of New York which, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Documents, but does not include laws that are applicable due to the regulatory status or nature of the business of any party to any of the Transaction Documents other than the Company. We express no opinion herein in respect of any laws other than Applicable Law.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that upon execution and delivery of the Base Indenture and the Fourth Supplemental Indenture by the Company and the Trustee, due execution of the Notes by the Company, due authentication thereof by the Trustee in accordance with the Indenture, and issuance and delivery thereof against payment therefor as provided in the Underwriting Agreement, the Notes will constitute legally binding obligations of the Company.

The opinion expressed herein is subject to the following additional exceptions, limitations and qualifications:

(a) The enforceability of the Transaction Documents and the obligations of the parties thereunder, and the availability of certain rights and remedial provisions provided for in the Transaction Documents, are subject to the effects of (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship, and similar laws, and limitations

Mohawk Industries, Inc.

September 18, 2023

imposed under judicial decisions, related to or affecting creditors’ rights and remedies generally, (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and principles limiting the availability of the remedy of specific performance, (iii) concepts of good faith, fair dealing, materiality and reasonableness, and (iv) the possible unenforceability under certain circumstances of provisions providing for indemnification or contribution that are contrary to public policy.

(b) Requirements in the Transaction Documents specifying that provisions thereof may only be waived in writing may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such documents.

(c) We express no opinion herein as to the severability of any provision of the Transaction Documents.

(d) We express no opinion herein with respect to the validity, binding effect, or enforceability of any provision of the Transaction Documents: (i) purporting to permit the exercise, under certain circumstances, of rights or remedies without notice or without providing opportunity to cure failures to perform; (ii) purporting to specify applicable law, except to the extent enforceable under Section 5-1401 of the New York General Obligations Law; (iii) purporting to require a waiver of defenses, setoffs, counterclaims or rights to jury trial; or (iv) that provides that determinations by a party or a party’s designee are conclusive or deemed conclusive.

(e) We express no opinion herein as to the applicability or effect of your compliance or non-compliance with any state, federal or other laws applicable to you or to the transactions contemplated by the Transaction Documents because of the nature of your business, including your legal or regulatory status.

(f) We express no opinion herein in respect of any federal or state antitrust, banking, insurance, environmental, tax, securities, “blue sky”, commodities, anti-terrorism, anti-money-laundering, foreign investment control, or ERISA or other pension or benefits laws, rules or regulations.

The opinion contained herein is limited to the matters expressly stated herein, and no opinion may be implied or inferred beyond the opinion expressly stated.

The foregoing opinion is rendered as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement or update such opinion if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Company’s Registration Statement on Form S-3 (No. 333-271495) related to the Notes, including information deemed to be a part thereof pursuant to Rule 430B of the Commission (the “Registration Statement”). We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and in the prospectus supplement related to the offer and sale of the Notes and forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

[Signature Page Follows]

Mohawk Industries, Inc.

September 18, 2023

ALSTON & BIRD LLP

By:	/s/ Paul J. Nozick
Paul J. Nozick, a Partner